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For Immediate Release                             October 1, 1998

PRESS RELEASE

Contacts:     Nick Ventimiglia
              President/CEO
              (831) 422 - 6642

              Jayme C. Fields
              First VP/Controller
              (831) 422 - 6642

Subject:    New Stock Repurchase Plan





                       CENTRAL COAST BANCORP ANNOUNCES
                          STOCK REPURCHASE PROGRAM


(Salinas, CA) -- CENTRAL COAST BANCORP (the "Corporation") announced today that the Board of Directors has approved the repurchase, from time to time, on the open market of up to 5% of the Corporation's outstanding shares of common stock.

According to Nick Ventimiglia, President of the Corporation, the Board believes that the current market price of the Corporation's shares does not accurately reflect the Corporation's underlying book value and that open market purchases will have the potential effect of enhancing shareholder worth.

CENTRAL COAST BANCORP a California corporation, is the holding company of the Bank of Salinas and Cypress Bank, commercial banks headquartered in Salinas and Seaside, California, respectively. The Corporation's stock trades on the Nasdaq National Market System under the symbol CCBN with market makers such as: Sandler & O'Neill and Hoefer & Arnett, as well as other financial firms.


                              # # #

Certain matters discussed in this news release may be forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment ; (3) general economic conditions, either nationally or regionally; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; and
(6) changes in securities markets. Therefore, the information set forth herein should be carefully considered when evaluating the business prospects of the company and its subsidiaries.